Exhibit 10.14

ACKNOWLEDGEMENT

I, Ms. Xinyu Zhao, the spouse of Prestige Wealth Inc.’s director and majority shareholder, Mr. Sze Chi Tak, hereby acknowledge that between November 2017 and August 2018, I received on my personal bank account the aggregate amount of $3,249,528 from various insurance brokers as referral fees earned by the Company in connection with the subscription of insurance products by the Company’s clients through these insurance brokers. As of September 30, 2018, the balance I due to the Company is in the amount of $2,993,980.

I further acknowledge and understand that I have an obligation to repay these amounts to the Company in full and hereby undertakes to remit the sum of $2,993,980 to the Company as soon as practicable no later than the date of the effectiveness of the registration statement on Form F-1 to be filed in connection with the Company's initial public offering. For the avoidance of doubt, any repayment may be made by myself or by my husband directly, or by one of our wholly-owned entities.

By:	/s/ Xinyu Zhao
Print:	Xinyu Zhao
Date:	December 31, 2018